EXHIBIT 99.1


                   United States Small Business Administration
                             409 Third Street, S. W.
                             Washington, D. C. 20416
                              _____________________
                               Investment Division
                           Office of SBIC Liquidation
                                Todd W. Leibbrand

Writers direct line 2O2/2O5-7252


VIA CERTIFIED MAIL and FACSIMILE (319)447-4250 +  (319)730-5400


September 3, 2008

Thomas Berthel
President
Berthel SBIC, LLC
701 Tama Street, Building B
Marion, Iowa 52303-0609

Re:      Default and Demand to Cure within 30 days

Dear Mr. Berthel:

Effective September 1, 2003 the U.S. Small Business Administration ("SBA") entered into a Loan Agreement with Berthel SBIC, LLC ("Berthel") ("Loan Agreement") as well as a Security Agreement, Escrow Agreement and a 48-month Secured Note which restructured 28 SBA-guaranteed debentures. According to a letter dated August 2, 2007 signed by Thomas Berthel, the maturity date of the September 1, 2003 Secured Note was extended one year from September 1, 2007 to September 1, 2008 ("First Amendment").

Pursuant to section 3 of the Loan Agreement executed by Berthel, Berthel promised to repay the amounts due and owing under the terms of the original Secured Note in 48 months or by September 1, 2007. The First Amendment executed by SBA and Berthel extended the maturity date until September 1, 2008. As of today, SBA has not received payments sufficient to pay SBA in full.

Pursuant to section twelve a. (12.(a)) of the Loan Agreement, Berthel agreed that "Failure by the Licensee to make any payment of interest or principal scheduled" was considered an event of default whereby the entire unpaid balance of principal and interest would become immediately due and payable. This letter provides you notice of SBA's to demand for payment in full and initiate the 30 day cure period as stated in the Secured Note.

As of September 2, 2008 the principal outstanding on the Secured Note is $2,758,923 plus accrued interest in the amount of $19,023.26. Accordingly, SBA hereby demands that you forward a cashier's check or wire funds payable to U.S. Small Business Administration in the total amount of $2,777,946.30 as of September 2,2008 plus daily interest of $566.15 for each day thereafter. This constitutes the amount due SBA under the terms of the Loan Agreement.

Your failure to pay SBA in fail prior to the close of business on October 3, 2008, will result in the referral of this matter for the appropriate legal action.

If you have any questions regarding this matter, please contact me at (202) 205-7252.


Sincerely,

/s/  Todd Leibbrand
-----------------------------------
     Todd Leibbrand

     Financial Analyst
     Account Resolution
     Office of SBIC Liquidation





Cc:      William T. McCartan, Bradkey & Riley, P,C.
         Martin Teckler, Pepper Hamilton
         Arlene Messinger, OGC-SBA
         Gail Greens O/SBIC Liq.-SBA